UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2014

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Registrant’s address, including zip code, and telephone number, including area code, of principal executive offices)

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 18, 2014, Walter Energy, Inc. (the “Company”) received the required consents to an amendment (the “Sixth Amendment”) to the Company’s $2.725 billion credit agreement, dated as of April 1, 2011 (as amended, the “Credit Agreement”) from a majority of the lenders thereunder.  The Sixth Amendment, among other things, (i) permits the Company to repay the term loan A under its Credit Agreement without making a pro rata repayment to the term loan B under its Credit Agreement, (ii) extends the maturity of 81.6% of its revolving commitments to October 2017, with such extending lenders having their revolving commitments reduced by 20%, (iii) provides for amendments to certain incurrence covenants to provide additional flexibility for the Company, (iv) eliminates the liquidity and fixed charge coverage maintenance covenants, (v) modifies the secured leverage ratio covenant, including to make it apply only to the commitments of the extending revolving lenders and (vi) provides for a 0.50% increase in the interest rate payable on the term loan B under the Credit Agreement.  The Sixth Amendment provides that certain amendments (including those set forth in clauses (ii) through (vi)) are conditioned on issuance of additional junior capital in an aggregate amount of not less than $350 million, the repayment in full of the term loan A and other customary closing conditions.

The foregoing description of the Sixth Amendment is qualified in its entirety by reference to the Sixth Amendment, a copy of which is attached to this Current Report on Form 8-K as exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1

Sixth Amendment, dated as of March 18, 2014, to Credit Agreement, by and among Walter Energy, Inc., certain subsidiaries of Walter Energy, Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: March 18, 2014	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Executive Vice President,
General Counsel and Secretary